                                                                   Exhibit 10.18

December 23, 1996

                                                [LOGO OF COMINCO APPEARS HERE]

Minera Los Tapados S.A.
c/o Solitario Resources Corporation
World Trade Center
1675 Broadway, Ste. 2400
Denver, Colorado
80202

Attention:  Mr. C.E. Herald
            President
            ---------------

Dear Sirs:
                               Bongara Property, Northern Peru
                                      Letter Agreement

This letter ("Letter Agreement") will follow up our recent discussions regarding the desire of Cominco Peru s.r.l. ("Cominco Peru") to secure an option to acquire an interest in those mineral properties held by Minera Los Tapados S. A. ("Los Tapados") designated as the Bongara Property which is located in Bongara Province, Amazonas Department, northern Peru and is more particularly descibed in Exhibit A (the "Property"). A portion of the Property is held subject to two option agreements, (collectively the "Underlying Option") with Compania Minera Del Amazonas S.A. and Compania Minera Pilar Del Amazonas S.A..

Our proposal calls for Cominco Peru to have the option to acquire an interest in the Property. Following the option, Cominco Peru and Los Tapados would participate as joint venture partners, with their respective rights and obligations governed by the terms set out below. This assumes that Peru's new joint venture law is in effect at the date the option is exercised. If it is not we have an additional structure which we can propose which is very similar to the following terms.

Our proposal is as follows:

Option Terms
------------

1. Los Tapados Warranties, Representations and Covenants. Los Tapados warrants, represents and covenants that:

     (a) it owns the claims descibed in Part I of Exhibit A (the "Titled Properties"), the government of Peru has granted it title to such claims, and there are no underlying leases relating to such claims;

     (b) it owns the claims descirbed in Part II of Exhibit A (the "Title Pending Properties"), and application for title to such claims is pending with the government of Peru, and there are no underlying leases to such claims;

     (c) it has leasehold interests covering the mineral rights to the Properties descibed in Part III of Exhibit A (the "Leased Properties"); provided however, that said leasehold interests are subject to:

           (i) the terms of the leases (the "Leases") descibed in Part III of Exhibit A, and
           (ii)  the exceptions described in Part III of Exhibit A;

     (d) except as required by agreements with landowners or by the government of Peru, it has not conveyed, assigned, or otherwise transferred any of its interests in the Leased Properties;

     (e) it has received no notices of defaults under the Leases and to the best of its knowledge and belief it has complied in all material respects with all obligations imposed by the Leases and the same are in good standing;

     (f) it has maintained the mineral estate underlying the Properties in good standing subsequent to the time it acquired them; and to the best of its knowledge and belief the mineral estate underlying the Leased Properties were maintained in good standing prior to the time it entered into the Leases;

     (g) its interests in the Properties are free and clear of all liens, encumbrances, and other third party rights arising by, through, or under it, and to the best of its knowledge and belief are free of all other third party rights or defects, except those created by the Leases or descibed in Exhibit A;

     (h) it is a corporation duly incorporated and in good standing in Peru, and is qualified to do business and is in good standing in any jurisdiction where necessary in order to carry out the purposes of this Letter Agreement;

     (i)   it is a wholly-owned subsidiary of Solitario Resources Corporation;

     (j) it has the capacity to enter into and perform this Letter Agreement and all transactions contemplated herein, and that all corporate and other actions required to authorize it to enter into and perform this Letter Agreement have been properly taken;

     (k) it will not breach any other agreement or arrangement to which it is a party or by which it is bound by entering into or performing this Letter Agreement;

     (l) this Letter Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

     (m) to the best of its knowledge and belief, it has done nothing that could give rise to a reasonable cause of action that materially affects its right, title and interest in the Properties;

     (n) it will not encumber its interests in the Properties during the Option Term;

     (o) it will protect, indemnify and hold Cominco Peru and its affiliates harmless from and against any and all Claims and Damages (hereinafter defined) arising out of or otherwise related to operations conducted prior to the date of this Letter Agreement; provided further, that Los Tapados shall also pay reasonable attorneys fees and court costs incurred by Cominco Peru with respect to such Claims or Damages unless Los Tapados agrees to and diligently defends, using counsel agreed to in advance by Cominco Peru, against any such Claims or Damages asserted against or imposed on Cominco Peru;

     (p) for purposes hereof, "Claims" means: (A) claims, demands and legal, administrative, or arbitration proceedings of any nature, that are threatened, asserted or instituted against a party, regardless of whether arising from injury, death, tort, breach of contract, violations of laws, or otherwise, and regardless of whether a party believes such claim, demand, or proceeding is justified, and (B) the incident or event that resulted, or that a party should reasonably believe could result, in such claim, demand, or proceeding; and

     (q) for purposes hereof, "Damages" means damages or other obligations of any nature, except loss of profits or consequential or special damages, resulting from any Claim, including, without limitation liabilities, losses, costs, penalties (civil or criminal), expenses, judgments, fines, settlements, reasonable attorneys' fees, and other related expenses of any nature.

2. Representations by Cominco Peru. Cominco Peru warrants, represents and covenants that:

     (a) it is a limited liability partnership duly incorporated and in good standing in Peru, and is qualified to do business and is in good standing (or promptly after execution of this Agreement will become qualified and in good standing) in any jurisdiction where necessary in order to carry out the purposes of this Letter Agreement;

     (b) it has the capacity to enter into and perform this Letter Agreement and all transactions contemplated herein, and that all corporate and other actions required to authorize it to enter into and perform this Letter Agreement have been properly taken;

     (c) it will not breach any other agreement or arrangement to which it is a party or by which it is bound by entering into or performing this Letter Agreement;

     (d) this Letter Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

     (e) it will not encumber its contingent interests in the Properties during the Option Term; and

     (f) it will protect, indemnify and hold Los Tapados and its affiliates harmless from and against any and all Claims and Damages arising out of or otherwise related to operations conducted by Cominco Peru under this Letter Agreement; provided further, that Cominco Peru shall also pay attorneys fees and court costs incurred by Los Tapados with respect to such Claims and Damages unless Cominco Peru agrees to and diligently defends against any such Claims or Damages asserted against or imposed on Los Tapados.

3. Option. Los Tapados grants Cominco Peru the option to earn up to a 60% interest in the Property by:

     (a) making a cash payment to Los Tapados of US$250,000 forthwith upon receipt of notice from Los Tapados under paragraph 36 that Solitario's Board of Directors has approved this Agreement; but immediately refundable if TSE approval is not obtained and communicated to Cominco Peru by January 31, 1997;

     (b) incurring the following non-cumulative cash payments and cumulative expenditures, as defined in paragraph 12, expressed in U.S. dollars on or before the following dates:

                                     NON-CUMULATIVE              CUMULATIVE
           ON OR BEFORE                PAYMENTS                 EXPENDITURES
           January 31, 1998      $  300,000 (optional);      $  2.5 million (firm)
           January 31, 1999      $  350,000 (optional);      $  7.5 million (optional)
           January 31, 2000      $  400,000 (optional);and   $ 17.5 million (optional)
           January 31, 2001      $  500,000 (optional)       $ 27.5 million (optional)

           provided that, of the expenditures to be incurred on or before January 31, 1998, Cominco Peru will complete at least 4,000 meters of drilling;

     (c) making an optional cash payment to Los Tapados of US$500,000 on or before January 31, every year after 2001 until a production decision. If Cominco Peru fails to pay this amount prior to having earned a 49% interest, this Letter Agreement will terminate. If Cominco Peru fails to pay this amount following its having earned a 49% interest but before making a production decision, the balance of the option shall terminate and the joint venture will be formed with Los Tapados having a 51% interest and Cominco Peru a 49% interest; and

     (d) making a decision to place the Property into commercial production by building a mine in accordance with the feasibility study referred to in paragraph 8.

     Cominco Peru will have earned a 49% interest in the Property upon incurring expenditures of $20 million plus any Reduction Expenditures referred to below and making the cash payments due to the date it has incurred those expenditures. Cominco Peru will have earned an additional 11% interest in the Property by incurring the Final Vesting Amount or such lesser amount as contemplated in paragraph 6, completing a feasibility study and making the production decision, thereby acquiring a total 60% interest.

4. Expenditures Commitments. Cominco Peru will be committed to incur the expenditures set out above to be completed on or before January 31, 1998. The balance of the expenditures are optional, except that, by January 31 in each year Cominco Peru will deliver notice to Los Tapados committing to incur the expenditures set out to be incurred for that year. Subject as follows, if Cominco Peru fails to deliver that commitment notice the option shall terminate. Notwithstanding the foregoing, after the first year of the option Cominco Peru may, three times during the option term, upon notice to Los Tapados, reduce its expenditure commitment for any year to a lesser amount, but no less than $US2.5 million (the "Reduction Expenditures"). For any year for which Cominco Peru has reduced its commitment below $5 million it will also be committed to incur 3,000 meters of drilling within its expenditure commitment. Reduction Expenditures incurred in any year shall be added to the $27.5 million total to vest a 60% interest. The $27.5 million or increased amount is hereinafter called the "Final Vesting Amount".

5. Cash in Lieu of Expenditure Shortfall. If Cominco Peru fails to incur the expenditures contemplated in the table in paragraph 3 or in its commitment notice in paragraph 4 (and has not reduced its commitment as contemplated in paragraph 4) or Reduction Expenditures to which it is committed by the due dates listed it shall pay an amount equal to the shortfall in expenditures to Los Tapados within 30 days of the listed due date. Any payment so made shall be deemed to be Expenditures duly properly incurred and the option shall remain in good standing.

6. Carry Forward of Vesting Expenditures. If Cominco Peru has completed a feasibility study as contemplated in paragraph 8 prior to having incurred the Final Vesting Amount, it will fund the balance of those expenditures as the first mine construction costs (which balance shall not be subject to recovery by Cominco Peru). If, prior to completing the Final Vesting Amount, Cominco Peru notifies Los Tapados that it proposes promptly to commence carrying out a feasibility study, the time limit established above for Cominco Peru to complete those expenditures shall be extended to permit Cominco Peru to complete the study and consider a production decision.

7. Place of Payment to Los Tapados. All payments payable hereunder to Los Tapados shall be paid by Cominco Peru to Los Tapados for credit to Los Tapados' account as follows:

                  Norwest Bank Denver
                  1740 Broadway
                  Denver, CO 80274
                  ABA #102000076
                  Solitario Resources Corporation
                  Account 1018025012 for benefit of Los Tapados

     or such other bank, branch and account number as Los Tapados may give notice to Cominco Peru.

8. Feasibility Study. In order to fully exercise the option at 60%, Cominco Peru will carry out such exploration programs and fund 100% of the costs of these programs so as to complete a feasibility study and make a production decision. Upon completion of the feasibility study Cominco Peru shall deliver a copy to Los Tapados.

     For purposes of this Agreement, "feasibility study" means a written report on work performed on the Property, which report shall include but is not necessarily limited to an analysis of the economic and commercial viability of removing mineral products from the Property, transforming such products into marketable products and marketing such products. The report shall examine the following matters in such form and to such detail as Cominco Peru, acting reasonably, considers suitable to present to third party lending institutions if it decided to seek debt financing for a mine:

     (a) the estimated indicated and inferred mineral reserves contained within a mineral deposit on the Property, including the tonnage, quality and description of the manner in which such reserves were calculated and estimated;

     (b) a description of the procedures to be followed for developing and mining the deposit and a detailed timetable for the construction, start-up and production on a commercial basis of the project;

     (c) a metallurgical report based upon, at a minimum, laboratory tests of ore samples which report sets forth and demonstrates the metallurgical feasibility of producing a salable product;

     (d) detailed estimates of the costs of pre-production development and construction of production facilities;

     (e) the estimated annual capital and operating budgets (in constant currency amounts) covering the anticipated expenditures to perform the construction, start-up and production on a commercial basis of the project;

     (f) projected discounted cash flow based rates of return on the investment for the entire project estimated to be earned from the commercial production contemplated by the report; and

     (g) the estimated total investment which, in addition to the costs described in d) above, shall also include the funds required for start-up costs and working capital, and the return shall be based on the receipt of operating cash flow before the payment of taxes on income or any allowances for such taxes.

     Cominco Peru may exercise the option by delivering a notice to Los Tapados that Cominco Peru has decided to place the Property into commercial production by constructing a mine in accordance with a feasibility study delivered by Cominco Peru.

 9. Technical Committee. During the option term, there shall be a Technical Committee established, comprised of two nominees from each of Cominco Peru and Los Tapados, for the purpose of reviewing programs proposed by Cominco Peru and receiving the results of completed programs. It is intended that the management committee shall consult frequently and meet in formal session at least once in each year on call by the operator. However, either party shall have the right to call a meeting on at least 10 days notice; provided however, that meetings to discuss matters of an emergency nature may be called on 24 hours notice, but the parties shall use their best efforts to meet, either in person or by phone, as promptly as possible regarding emergency matters.

10. Exploration Programs During Option Term. During the option term, Cominco Peru will design and fund work programs to be carried out on the Property. Prior to commencing a program, Cominco Peru shall present the program's work plan and budget to the technical committee. Cominco Peru shall have the sole right to approve programs during the option term but it shall give due consideration to comments made by Los Tapados.

11. Possession, Reporting and Access. During the option term, Cominco Peru will:

     (a) have the sole and exclusive possession of the Property and right to do work and explore the Property and to fund Expenditures;

     (b) perform its obligations and conduct all operations in a workmanlike and commercially reasonable manner, in accordance with sound mining, engineering and processing methods and practices;

     (c) keep the Property free and clear from any liens or encumbrances relating to its work on the Property and keep the title to the Property in good standing;

     (d) provide Los Tapados with regular progress reports during periods of active exploration and with an annual summary of the work performed and the results obtained. Cominco Peru shall make available to Los Tapados, upon request, all available back-up data including any drill records, assays, maps, plans and all other relevant factual information and materials not previously delivered;

     (e) maintain accounts of its Expenditures in accordance with accounting principles generally accepted in the mining industry and in a manner consistent with the accounts it maintains for its other joint venture projects; and

     (f) for purposes of calculating expenditures, convert to US dollars any amounts incurred in non-US dollar currency on a basis consistent with the basis it uses for its other projects, using officially recognized exchange rates.

     Los Tapados will have access to the Property, at its sole cost and risk, at all reasonable times.

12. Expenditures Defined. For purposes of the Agreement, "expenditures" incurred during the option shall mean:

     (a) all costs, expenses, charges and outlays, direct and indirect, made or incurred by Cominco Peru on or in respect of the Property from the date of this agreement, including, without limiting generality, the costs of exploring a Property; metallurgical testing; metallurgical and economic studies; feasibility studies; engineering; permitting, mine development costs and reclamation;

     (b) an operator's fee for administrative services, head office overhead, use of the corporate infrastructure, and other general services provided by Cominco Peru and its affiliated corporations including but not limited to costs for officers and their expenses, secretarial work, legal, accounting, human resources, insurance, taxes, payroll, data processing, employee benefit administration, office rents, office supplies, and other expenditures made for the benefit of the exploration work, and not recovered directly in (a) above, which charge shall be that percentage of the costs set out in (a) above as follows:

           (i) 10% of costs incurred between the date of this Agreement and the date a production decision is made, except

           (ii) where there is a third party contract having a contract price in excess of $100,000, the operator's fee shall be reduced to 5% on that portion of the contract price in excess of $100,000.

13. Termination of Option. Cominco Peru may, on notice to Los Tapados, at any time after incurring the $2.5 million on or before January 31, 1998 contemplated in paragraph 2, terminate this Agreement. Thereupon, Cominco Peru shall have no further obligations, financial or otherwise except that it shall:

     (a) leave the Property in the same general condition as at the commencement of this Agreement;

     (b) deliver to Los Tapados, all information and data obtained from the Property, including information files, maps, drawings and analytical reports;

     (c) have paid all its contractors and suppliers so that no liens attach to the Property; and

     (d) pay Los Tapados any and all amounts that became due and payable to Los Tapados, or otherwise accrued in favour of Los Tapados, prior to the effective date of the termination.

14. Area of Interest. The area of interest shall be described in Part VI of Exhibit A and shall remain in effect during the option term.

     (a)   If Cominco Peru for any reason fails to exercise the option, then:

           (i) all property interests theretofore acquired under this paragraph shall belong solely to Los Tapados; and

           (ii) the area of interest shall remain binding on Cominco Peru for 12 months after the option terminates. During said 12 months, Cominco Peru shall promptly notify Los Tapados of any acquisitions it makes in the area of interest; and if within 30 days following such notice Los Tapados elects to acquire such interest, then Cominco Peru shall assign all of its right, title and interest in such acquisition to Los Tapados in consideration for Los Tapados reimbursing Cominco Peru its actual out-of-pocket acquisition costs. If Cominco Peru exercises the option and the parties enter into a joint venture, then the area of interest shall be governed by the terms of the hereinafter described Venture Agreement;

     (b)   (i)    either party stakes or acquires any surface, mineral or water rights partially or entirely within the area of interest during the option term, it shall notify the other party, which shall have 30 days following its receipt of such notice within which to elect whether to have all such rights (i.e. those within and those outside of the area of interest) made subject to this Letter Agreement. If the other party declines to have such rights made subject to this Letter Agreement, the acquiring party shall own such interests free and clear of this Agreement. If the other party elects to have such rights made subject to this Letter Agreement, then: (A) if Los
                  Tapados is the acquiring party, Cominco Peru shall promptly reimburse Los Tapados for all reasonable acquisition costs, and may credit such costs against the Costs, and (B) if Cominco Peru is this acquiring party, its reasonable acquisition costs may be credited against the Costs;

           (ii) properties acquired by Los Tapados prior to the Effective Date but after the date the map of the Properties was heretofore provided to Cominco Peru shall be deemed to have been acquired by Los Tapados on the Effective Date;

     (c) except as provided in subsection (b), this Letter Agreement shall not restrict the rights of either party to acquire for its own account, free and clear of this Letter Agreement, property or water rights outside the area of interest. Area of interest acquisitions that are made subject to this Letter Agreement shall not expand the area of interest.

Joint Venture Terms
-------------------

15. Formation of JV. Upon Cominco Peru exercising the option a joint venture will be formed. The joint venture shall be governed by the following terms.

16. Management Committee. Upon the joint venture formation, a management committee will be formed to take the place of the technical committee. The management committee will be comprised of three representatives of the party with or earnings majority interest and two representatives of the other party. Each representative shall have an alternate who can act in the absence of the appointed representative. From the formation of the joint venture the management committee shall have full power and authority to make all decisions respecting the development and exploitation of the Property. It is intended that the management committee shall meet in formal session at least once in each year on call by the operator, though the non-operator shall be entitled to request a meeting, in which case the operator shall call one promptly. Management committee decisions will be made by simple majority.

17. Initial JV Operator. Cominco Peru will be the operator of the joint venture. If Cominco Peru stops increasing its interest at 49%, Los Tapados shall have the right to become operator. The operator will be responsible for the daily direction of exploration, development and mining activities which it carries out on behalf of the joint venture.

     The operator will draft exploration programs for management committee approval and carry out any programs which have been approved. Each of the parties shall elect within 30 days of receipt of the approved program whether it will contribute its proportionate share of the costs of carrying out that exploration program. If a party does not elect to contribute its share of costs, its interest will be diluted, with that party being entitled to elect to contribute to subsequent programs at its diluted interest level. A diluting party's interest will be calculated by dividing its contribution to costs by the total costs incurred by the parties. Los Tapados will be deemed to have contributed to costs prorata, its interest, to Cominco Peru's expenditures at the time that Cominco Peru exercises the option either at 49% or 60%. If a party's interest is diluted to 10%, it will be converted to a 10% net profits interest.

18. Election to Contribute to Production Decision. The management committee shall meet promptly upon formation of the joint venture to review Cominco Peru's production decision contemplated in paragraph 8. Each party is entitled to elect, upon notice to the operator within

     60 days after the date of that management committee meeting, to participate at its then percentage interest in the construction and operating costs required to construct and operate the mine. A party electing not to participate will receive a 10% net profits interest.

19. Funding of Mine Construction Costs. Each party shall separately fund its share of the mine construction cost which it has elected to contribute. Except as for mine financing or with the consent of all parties, no party shall pledge, charge or otherwise encumber its interest in the Property. If Cominco Peru arranges Los Tapados' share of debt financing as contemplated in paragraph 20, Los Tapados shall pledge its interest in the Property to secure that debt. Unless otherwise agreed by the parties, all mine construction costs will be financed through as high a proportion of third party debt as may be obtained on reasonable commercial terms and the balance by way of equity. The parties acknowledge that in order to secure debt financing the lender may require a guaranty of mechanical completion of the mine and processing facilities ("Technical Guaranty") and a political risk insurance or sponsor guaranty ("Political Risk Insurance").

20. Financing Los Tapados' Interest. If within the 60-day period following that initial 60-day period contemplated in paragraph 18, Los Tapados is unable to obtain third party financing for its entire share of costs on terms that it considers commercially reasonable, then at Los Tapados' request made within that 60-day period, Cominco Peru shall provide funding for Los Tapados' entire share of the program and budget. Said funding must be provided either by Cominco Peru or an affiliate, or by third party financing arranged by Cominco Peru in the same proportions as between equity and debt as Cominco Peru is financing its own share of mine construction costs and, as to the debt portion, on the same terms as Cominco Peru obtains for its debt portion. If required by the lenders of the debt portion, any Technical Guaranty and Political Risk Guaranty will be provided by Cominco Peru or an affiliate (as required by the lender).

     If Cominco Peru provides Los Tapados' share of equity financing it shall be entitled to recover, under paragraph 23, the amount advanced plus interest at an annual rate of LIBOR plus four percent, compounded monthly.

     If Cominco Peru arranges a Technical Guaranty, then Los Tapados shall pay Cominco Peru (or the affiliate) a fee of one percent per annum calculated on a monthly basis for the past year on the average debt outstanding during the month and accumulated for the year.

     If Cominco Peru arranges or provides Political Risk Insurance, then Los Tapados shall pay as follows:

     (a) if Cominco Peru arranges political risk insurance through a third party insurer and is permitted to capitalize the premiums under the loan facility for the debt portion of the project, the premiums will be recovered under paragraph 23 as if they were debt financing;

     (b) if Cominco Peru either arranges political risk insurance through a third party insurer but is not able to capitalize the premiums as contemplated in paragraph 20(a), Los Tapados shall pay to Cominco Peru Los Tapados' prorata share of the third party insurance premiums paid by Cominco Peru; and

     (c) if Cominco Peru determines, in its sole discretion, to provide a sponsor guaranty in lieu of third party political risk insurance, Cominco Peru shall be entitled to establish a reasonable fee, based upon a representative survey to be conducted on behalf of Cominco Peru by Marsh and McLennan of fees charged to comparable projects by third party insurers, to be calculated on the same basis as the fee for the Technical Guaranty.

     Fees payable to Cominco Peru under this paragraph shall be paid within 30 days after Cominco Peru's invoice therefor.

21. Mine Plans. A mine shall be operated on the basis of a long term mining plan, to be reviewed annually, and annual operating budgets approved by the management committee.

22. Marketing of Production. Each party which is contributing to mine construction costs shall be entitled to take in kind and market a share of the minerals produced from the mine which is proportionate to its contribution level. If Cominco Peru has arranged financing for Los Tapados as contemplated in paragraph 16, Cominco Peru shall be entitled to take and market all of the minerals produced from the mine and to pay the costs and distribute the net proceeds all as contemplated in paragraph 23 below, and following the Recovery Date, Los Tapados would then be entitled to take in kind and market its proportionate share of production. Any non-arms length transaction may be consummated only if it is at a price and on terms, including payment terms, substantially equivalent to those which would apply to a arm's length transaction involving comparable quantity, quality and terms of sale. Cominco Peru and Los Tapados agree to consider, in good faith, arrangements whereby Cominco Peru may become the sales agent for Los Tapados.

23. Recovery of Cominco Peru Costs - Recovery Date Defined. If Cominco Peru arranges any portion of Los Tapados' share of financing as contemplated in paragraph 20, the cash flows from the sale of minerals produced from the Property will generally be used to pay the costs of operating the mine, marketing production and services, the project debt and any balance remaining will be divided as follows to permit Cominco Peru to recover the equity financing provided on behalf of Los Tapados while providing some early returns to Los Tapados. Initial cash flows from sales of product from the mine will be used to pay operating, marketing and distribution costs; taxes (other than income taxes) and royalties; any debt financing which has been arranged for mine construction; any advances Cominco Peru has made to cover sustaining capital requirements or operating losses during the "cost recovery" period; and the administrative charge contemplated on costs incurred. Until the date (called the "Recovery Date") by which Cominco Peru has recovered the costs set out in paragraph (a) below, any net proceeds which remain after paying the costs referred to in the preceding sentence shall be divided as follows:

     (a) 80% of net proceeds otherwise payable to Los Tapados (80% of 40% of total net proceeds) shall be paid to Cominco Peru so that it may recover those expenditures (excluding the cash payments to Los Tapados or its designee) which are in excess of the Final Vesting Amount; the administrative charges contemplated and any equity financing of mine construction costs which Cominco Peru has provided for Los Tapados' account as contemplated in paragraph 20, together with the interest contemplated in paragraph 20. Cominco Peru shall provide an accounting, no less than quarterly, of amounts financed for Los Tapados;

     (b) 20% of net proceeds otherwise payable to Los Tapados (20% of 40% of total net proceeds) shall be paid to Los Tapados.

24. Costs Defined. For purposes of this Agreement, "costs" incurred from joint venture formation include:

     (a) all costs, expenses, charges and outlays, direct and indirect, made or incurred by the operator on or in respect of the Property from the date the joint venture is formed, including, without limiting generality, the costs of engineering; permitting; construction and purchase of plant and infrastructure; operating the mine, mining; milling; transportation; and reclamation; and

     (b) an operator's fee of 3% of costs incurred after the production decision date for administrative services, head office overhead, use of the corporate infrastructure, and other general services provided by the operator and its affiliated corporations including but not limited to costs for officers and their expenses, secretarial work, legal, accounting, human resources, insurance, taxes, payroll, data processing, employee benefit administration, office rents, office supplies, and other expenditures made for the benefit of mine construction and operation, and not recovered directly in (a) above. The operator's fee is intended to allow the operator to recover its costs, not to permit the operator to make a profit.

25. Payment of Operating Costs. If following the Recovery Date the operator anticipates that operating losses will occur or sustaining capital contributions will be necessary, it will advise the parties. Following the Recovery Date, the operator shall be entitled to invoice each party for its share of any operating losses or sustaining capital requirements. If a party does not pay the amount invoiced within 30 days, the amount will then commence to accrue interest at prime plus two percent.

26. Indemnification of Operator. Each party, in proportion to its interest at the date the indemnification occurred, shall indemnify and save the operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death (including, without limiting the generality of the foregoing, legal fees) (collectively the "Claims") resulting from any acts or omissions of the operator or its officers, employees or agents. However, the operator shall not be indemnified for Claims resulting from the negligence or wilful misconduct of the operator or its officers, employees or agents. An act or omission of the operator or its officers, employees or agents done or omitted to be done:

     (a) at the direction, or within the scope of the direction, or with the concurrence of the Management Committee; or

     (b) unilaterally and in good faith by the operator to protect life or Property; shall be deemed not to be negligence or wilful misconduct provided that the operator has otherwise performed its duties and obligations as contemplated in paragraph 11(b). The operator shall not be liable to any other party nor shall any party be liable to the operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

Terms Applicable to Both the Option and Joint Venture

The following terms apply to both the option and joint venture phases:

27. Right of First Offer. During the option term, neither party shall encumber its interest in the Property. A party may sell or dispose of its interest in the Property or this Agreement but subject to a right of first offer in favour of the other party. That is: a party wishing to dispose of its interest will offer to sell it to the other party for a price and on terms which the disposing party establishes. If the other party does not accept within 30 days the disposing party shall thereafter have 180 days to dispose of those interest for the same or greater price and on the same terms or terms no more favourable to the third party. The right of first offer shall not apply to transfers to affiliated corporations.

28. No Partnership. The rights and obligations of the parties shall be several and the parties shall hold their interest in the Property as tenants in common. No party shall institute any proceedings to partition the Property. Nothing contained in the agreement shall be construed as creating a legal partnership or in imposing any fiduciary duty on any party.

29. Tax Benefits. Costs incurred under the joint venture shall be for the account of the party incurring the same and it shall be entitled to all tax benefits with respect thereto.

30. Force Majeure. A party shall be entitled to claim force majeure if it is delayed or prevented form performing any obligation by reason of any cause, excluding lack of finances, beyond its reasonable control. A cause beyond a party's reasonable control includes but is not limited to acts of god, insurrection and terrorism. Cominco Peru may not assert force majeure as a means of avoiding its payment obligations to Los Tapados.

31. Press Releases. A party proposing a press release relating to the Property shall provide a copy to the other party for its information prior to release.

32. Further Assurances. Each of the parties shall do all such further acts and execute and deliver such further deeds and documents as shall be reasonably required in order fully to perform the terms of this Agreement.

33. Entire Agreement. This is the entire agreement between the parties relating to the Property and supersedes all previous negotiations and communications. Without limiting generality, this Agreement supersedes the confidentiality agreement between the parties or their affiliates dated November 8, 1996 provided that if this Agreement terminates the confidentiality agreement shall continue to apply with respect to any unexpired terms.

34. Captions. The captions in this Agreement have been provided for ease of reference and shall be disregarded in interpreting this Agreement.

35. Governing Law. The Agreement shall be interpreted in accordance with and governed by the laws of British Columbia, provided that all procedural matters regarding the property and carrying out of work programs will be governed by the laws of Peru.

36. Condition Precedent. Upon this Letter Agreement being signed by both parties this Letter Agreement shall become a binding and enforceable agreement, subject only to Solitario obtaining approval of its Board of Directors to this agreement which it will obtain and communicate to Cominco Peru by the close of business on December 27, 1996.

37. Subject to Regulatory approval. This Letter Agreement is subject to the approval of the Toronto Stock Exchange to be obtained and communicated to Cominco Peru by the close of business on January 31, 1997.

If the terms set out above are satisfactory please sign both copies of this Letter Agreement and return one copy to me. Upon receipt of the signed copy this Letter Agreement shall become binding and enforceable as aforesaid and will continue in effect until such time as it is replaced by a more formal and comprehensive agreement to be prepared by Cominco. We anticipate having a first draft of that agreement available to you in late January, 1997.


Yours truly,



 /s/ Jon A. Collins
------------------------------------------
Jon A. Collins
General Manager, International Exploration
Cominco Ltd. on behalf of
Cominco Peru s.r.l.
                                Agreed this 24 day of December, 1996



                                By: /s/ Christopher E. Herald
                                   ---------------------------------------
                                   Christopher E. Herald
                                   President, Solitario Resources Corporation
                                   on behalf of
                                   Minera Los Tapados S.A.

                                   EXHIBIT A
                                   ---------


Part I - Titled Properties

Claims 100% owned by Los Tapados, no underlying leases, title granted by government of Peru.

Bongara 14            01-03060-95
Bongara 15            01-03059-95
Bongara 16            01-07520-95
Bongara 18            01-07522-95
Bongara 19            01-07523-95
Bongara 20            01-07524-95
Bongara 21            01-07829-95
Bongara 22            01-07830-95
Bongara 24            01-07832-95
Bongara 25            01-07833-95
Bongara 26            01-07834-95
Bongara 27            01-07835-95
Bongara 28            01-07828-95
Bongara 31            01-07816-95
Bongara 32            01-07817-95
Bongara 33            01-07818-95
Bongara 34            01-07819-95
Bongara 35            01-07820-95
Bongara 36            01-07821-95
Bongara 37            01-07822-95
Bongara 38            01-07823-95
Bongara 39            01-07824-95
Bongara 40            01-07825-95
Bongara 54            01-02332-96
Bongara 55            01-02333-96
Bongara 57            01-02490-96
Bongara 62            01-02581-96
Part II - Title Pending Properties

Claims 100% owned by Los Tapados, no underlying lease, title approval pending.
Bongara 17            01-07521-95
Bongara 23            01-07831-95
Bongara 29            01-07827-95
Bongara 30            01-07826-95

Bongara 41              01-08264-95
Bongara 42-A            01-09488-95


Bongara 50              01-00643-96
Bongara 52              01-01024-96
Bongara 53              01-01048-96
Bongara 56              01-02489-96
Bongara 60              01-02579-96
Bongara 61              01-02580-96
Bongara 63              01-03264-96
Bongara 64              01-03265-96
Bongara 65              01-03266-96
Bongara 66              01-03267-96
Bongara 67              01-03268-96
Bongara 68              01-03269-96
Bongara 69
Bongara 70
Bongara 71
Bongara 72
Bongara 73
Bongara 74

Part III - Leased Properties

Claims leased by Los Tapados from Compania Minera Pilar del Amazonas, S.A.
Bongara 1               26
Bongara 3               28
Bongara 5               30
Bongara 7               32
Bongara 9               34

Claims leased by Los Tapados from Compania Minera Del Amazonas, S.A.

Bongara 2               27
Bongara 4               29
Bongara 6               31
Bongara 8               33
Bongara 10              35

Los Tapados has done everything in order to exercise the option but for formalizing the conveyance contract called for in the Leases. The Leases indicate that during the period of the option Los Tapados may not sell, transfer or extend option rights to third parties without the written consent of the Lessor, said consent not to be unreasonably withheld. Los Tapados shall proceed in an expeditious manner to obtain executed conveyance contract in accordance with the terms stipulated in the Leases. At that time, Los Tapados shall notify Cominco Peru and Cominco Peru shall be entitled to have the Leased Properties added to the Agreement without any further consideration being payable to Cominco Peru. Until such time as a conveyance contract is executed, Los Tapados shall maintain the Leased Properties and the Leases in good standing according to the terms of the Leases and Peruvian law and shall not sell, transfer, assign, mortgage pledge, encumber or otherwise dispose of or encumber its interest under the Leases or the Leased Properties.

Claims acquired by Los Tapapdos within a five kilometer radius of the Leased Properties are subject to clause 3.9 of the Leases.

Part IV -- Applications Submitted and Rejected

Claims 100% owned by Los Tapados, no underlying lease, application rejected for technical filing reasons, Los Tapados is appealing.

Bongara 11-A        01-08442-95
Bongara 43          01-08266-95
Bongara 44          01-09259-95
Bongara 45          01-00491-96
Bongara 47          01-00493-96
Bongara 48          01-00492-96
Bongara 49          01-00642-96
Bongara 46          01-00494-96

Part V -- Other Minor Holdings

Claims 100% owned by Los Tapados, no underlying lease, two claims cover same land area due to two different government map datums, government will select which claim is valid.

Bongara 58          01-02550-96
Bongara 59          01-02551-96

Part VI -- Area of Interest

See map on page A-4

                              [MAP APPEARS HERE]